FOR IMMEDIATE RELEASE	CONTACT GREG STEFFENS,
April 5, 2005	PRESIDENT (573) 778-1800

         Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced it will incur a $972,000 net-of-tax charge against earnings for the quarter ending March 31, 2005 based on recent developments concerning an existing credit relationship of approximately $4.9 million.

         The Company's management has concluded that an additional $1.4 million (net of tax $842,000) provision will be made to the Company's loan loss reserves as of March 31, 2005 due to these developments. Based on an initial review of the documentation supporting these loans, including collateral and borrower financial information, the Company has downgraded the classification of these loans. The developing concerns involve both potentially fraudulent activities and financial statements provided by the borrower. The Company is working with attorneys for all parties involved to resolve this matter.

         In connection with this relationship the Company has also sustained a loss of $210,000 (net of tax $130,000) due to insufficient funds in the borrower's operating deposit account with the Company. The Company is pursuing legal action in this matter as well.

         The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

         Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including: further developments in the Company's ongoing review of and efforts to resolve the problem credit relationship described above, which could result in among other things, further downgrades in the classification of the aforementioned loans, additional provisions to the loan loss reserves and the incurrence of other non-cash and cash charges; changes in economic conditions in the Company's market area; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans in the Company's market area; and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.